                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4



                                J. Baker, Inc.
              --------------------------------------------------
                               (Name of Issuer)



                         Common Stock, $.50 par value
              --------------------------------------------------
                        (Title of Class of Securities)





                                   057232100
                        ------------------------------
                                (CUSIP Number)

                              Page 1 of 11 Pages

-----------------------
  CUSIP NO. 057232100
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,683,800
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,683,800
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,683,800

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 11 Pages

-----------------------
  CUSIP NO. 057232100                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,683,800
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,683,800
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,683,800

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 pages

-----------------------
  CUSIP NO. 057232100                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman Sachs Trust on behalf of
      Goldman Sachs Small Cap Value Fund

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,252,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,252,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,252,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

Item 1(a).         Name of Issuer:
                   J. Baker, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   555 Turnpike Street
                   Canton, MA  02021

Item 2(a).         Name of Persons Filing:
                   The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and Goldman Sachs Trust on behalf of GS Small Cap Value Fund (formerly GS Small Cap Equity Fund)

Item 2(b).         Address of Principal Business Office or, if None, Residence:
                   for the Goldman Sachs Group, L.P. and Goldman, Sachs & Co.:
                   85 Broad Street, New York, NY  10004
                   for Goldman Sachs Trust:
                   1 New York Plaza, New York, NY  10004

Item 2(c).         Citizenship:
                   The Goldman Sachs Group, L.P. - Delaware
                   Goldman, Sachs & Co. - New York
                   Goldman Sachs Trust - Delaware

Item 2(d).         Title and Class of Securities:
                   Common Stock, $.50 par value

Item 2(e).         CUSIP Number:
                   057232100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a).X    Broker or dealer registered under Section 15 of the Act,
                        Goldman, Sachs & Co.

          (b).     Bank as defined in Section 3(a)(6) of the Act,

          (c).     Insurance Company as defined in Section 3(a)(19) of the Act,

          (d).X Investment Company registered under Section 8 of the Investment Company Act,
                        Goldman Sachs Trust on behalf of GS Small
                        Cap Value Fund


                              Page 5 of 11 pages

          (e).X Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
                             Goldman, Sachs & Co.

          (f). Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

          (g).X Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
                             The Goldman Sachs Group, L.P.

          (h).     Group, in accordance with Rule 13d-1(b)(ii)(H).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i).      Sole power to vote or to direct the vote:
                                   See the response(s) to Item 5 on the attached cover page(s).

                   (ii).     Shared power to vote or to direct the vote:
                                   See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of:
                                   See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of:
                                   See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable


------------------
* The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.


                              Page 6 of 11 pages

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              Page 7 of 11 pages

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 14, 1998



                               THE GOLDMAN SACHS GROUP, L.P.


                               By:  /s/ Hans L. Reich
                                    --------------------------------------
                               Name:  Hans L. Reich
                               Title: Attorney-in-fact


                               GOLDMAN, SACHS & CO.

                               By:  /s/ Hans L. Reich
                                    --------------------------------------
                               Name:  Hans L. Reich
                               Title: Attorney-in-fact


                               GOLDMAN SACHS TRUST on behalf of
                               Goldman Sachs Small Cap Value Fund

                               By:  /s/ Hans L. Reich
                                    --------------------------------------
                               Name:  Hans L. Reich
                               Title: Attorney-in-fact


                              Page 8 of 11 pages

                               INDEX TO EXHIBITS



Exhibit No.               Exhibit
-----------               -------

     99.1 Joint Filing Agreement, dated February 14, 1998, between The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and Goldman Sachs Trust on behalf of GS Small Cap Value Fund

     99.2                 Item 7 Information


                              Page 9 of 11 pages

                                                                 EXHIBIT (99.1)



                            JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the shares of Common Stock, $.50 par value of J. Baker, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.



Date:  February 14, 1998


                             THE GOLDMAN SACHS GROUP, L.P.


                             By:  /s/ Hans L. Reich
                                  ------------------------------------
                             Name:  Hans L. Reich
                             Title: Attorney-in-fact


                             GOLDMAN, SACHS & CO.

                             By:  /s/ Hans L. Reich
                                  ------------------------------------
                             Name:  Hans L. Reich
                             Title: Attorney-in-fact


                             GOLDMAN SACHS TRUST on behalf of
                             Goldman Sachs Small Cap Value Fund

                             By:  /s/ Hans L. Reich
                                  ------------------------------------
                             Name:  Hans L. Reich
                             Title: Attorney-in-fact


                              Page 10 of 11 pages

                                                                 EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     Goldman, Sachs & Co. is a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
     Goldman Sachs Trust is an Investment Company registered under Section 8 of the Investment Company Act.



                              Page 11 of 11 pages